                                                                    EXHIBIT 99.1

                                     [LOGO]

                           OFFER TO PURCHASE FOR CASH
               UP TO $40.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF
             6% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2003
      AT $450 PER $1,000 PRINCIPAL AMOUNT PLUS ACCRUED AND UNPAID INTEREST

----------------------------------------------------------------------
    THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 21, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF NOTES MUST TENDER THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED). TENDERED NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.
--------------------------------------------------------------------------------

    UroMed Corporation, a Massachusetts corporation (the "Company" or "UroMed"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), hereby offers to purchase (the "Tender Offer") up to $40.0 million aggregate principal amount of its 6% Convertible Subordinated Notes due October 15, 2003 (each, a "Note" and collectively, the "Notes") for a cash purchase price of $450 per $1,000 principal amount of Notes, plus accrued and unpaid interest from October 15, 1998 up to, but not including, the date of payment (the "Tender Offer Consideration"). Each $1,000 principal amount of Notes is presently convertible into 15.05882 shares of the Company's common stock, no par value (the "Common Stock"), equivalent to a conversion price of approximately $66.41 per share. The Common Stock is traded on the Nasdaq National Market System ("NASDAQ"). On September 21, 1998, the last reported sale price of the Common Stock on NASDAQ was $1.31.

                              -------------------

    SEE "CERTAIN CONSIDERATIONS RELATING TO THE TENDER OFFER" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING THE TENDER OFFER.

                              -------------------

    The Company's obligation to accept for purchase and to pay for Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction of the General Conditions (as defined). If the conditions of the Tender Offer are satisfied, holders of Notes who validly tender their Notes prior to 5:00 p.m., New York City time, on Wednesday, October 21, 1998, unless extended, will receive the Tender Offer Consideration.

    The Company will accept for purchase up to $40.0 million aggregate principal amount of the Notes; if Notes having an aggregate principal amount in excess of $40.0 million are tendered, the Company will purchase $40.0 million aggregate principal amount, pro rata in an amount per Holder (as defined) equal to (i) a fraction the numerator of which is such Holder's total principal amount of Notes tendered and the denominator of which is the total principal amount of Notes tendered, multiplied by (ii) $40.0 million ("Pro Rata Acceptance").

    Any questions or requests for assistance may be directed to PaineWebber Incorporated, which is acting as dealer manager for the Tender Offer (the "Dealer Manager") at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for copies of the Tender Offer materials should be directed to Kissel-Blake Inc., which is acting as information agent for the Tender Offer (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase, or to a Holder's broker, dealer, commercial bank or trust company. None of the Company, the Dealer Manager, the Information Agent, the Trustee (as defined) or the Depositary (as defined) makes any recommendation as to whether or not Holders should tender any or all of their Notes. Holders must make their own decision as to whether to tender Notes pursuant to the Tender Offer and, if so, the principal amount of Notes to tender.

                              -------------------

                  The Dealer Manager for the Tender Offer is:
                            PaineWebber Incorporated

                                  ------------

                               September 23, 1998

                 (This page has been left blank intentionally.)

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER THE HOLDER SHOULD TENDER NOTES PURSUANT TO THE TENDER OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION THEREWITH, OTHER THAN THOSE CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
IMPORTANT INFORMATION......................................................................................          4
AVAILABLE INFORMATION......................................................................................          5
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................          6
FORWARD-LOOKING STATEMENTS.................................................................................          6
THE COMPANY................................................................................................          6
BACKGROUND AND PURPOSE OF THE TENDER OFFER.................................................................          7
SUMMARY OF THE TENDER OFFER................................................................................          9
CERTAIN CONSIDERATIONS RELATING TO THE TENDER OFFER........................................................         11
THE NOTES..................................................................................................         13
MARKET AND TRADING INFORMATION.............................................................................         14
UNAUDITED SUMMARY HISTORICAL AND PRO FORMA
  STATEMENT OF OPERATIONS AND BALANCE SHEET INFORMATION....................................................         16
CAPITALIZATION.............................................................................................         20
THE TENDER OFFER...........................................................................................         21
    Principal Terms of the Tender Offer....................................................................         21
    Expiration Date; Extension; Termination; Amendments....................................................         21
    Acceptance of Notes for Purchase; Payment for Notes; Maximum Tender Amount and Pro Rata Acceptance.....         21
    Procedures for Tendering Notes.........................................................................         23
    Conditions of the Tender Offer.........................................................................         26
    Backup Federal Income Tax Withholding..................................................................         27
    Withdrawal of Tenders; Absence of Appraisal Rights.....................................................         27
    Dealer Manager.........................................................................................         28
    Depositary.............................................................................................         28
    Information Agent......................................................................................         28
    Miscellaneous..........................................................................................         28
FEES AND EXPENSES..........................................................................................         28
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................         29

    Subject to applicable securities laws and the terms set forth in the Offer to Purchase, the Company reserves the right (i) to terminate the Tender Offer,
(ii) to waive any and all unsatisfied conditions to the Tender Offer, (iii) to extend the expiration date of the Tender Offer, or (iv) to otherwise amend the Tender Offer in any respect. Any such waiver, extension or amendment may be made by press release or such other means of announcement as the Company deems appropriate subject to compliance with applicable laws.

    INTROL-Registered Trademark- Bladder Neck Support Prosthesis and Reliance-Registered Trademark- Urinary Control Insert are registered trademarks of UroMed Corporation. Impress-TM- Softpatch, PelvicFlex-TM- Personal Trainer Video, BEACON Technology System-TM-, BreastCheck-TM-, BreastExam-TM-, BreastView-TM-, CaverMap-TM- Surgical Aid, Access-TM- Instrument and AlloSling-TM- are trademarks of UroMed Corporation.

                             IMPORTANT INFORMATION

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

    In order to validly tender Notes in the Tender Offer, a holder of Notes (each, a "Holder" and collectively, the "Holders") should, on or prior to the Expiration Date, deliver to State Street Bank and Trust Company (the "Depositary") at the address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message (as defined), and any other documents required by the instructions to such Letter of Transmittal, together with the Notes (or such Notes must be transferred pursuant to the procedures for book-entry transfer described therein and a confirmation of such book-entry transfer, including an Agent's Message, must be received by the Depositary, in either case prior to the Expiration Date). IF A HOLDER DOES NOT DELIVER SUCH DOCUMENTS ON OR PRIOR TO THE EXPIRATION DATE, THE HOLDER WILL NOT BE ELIGIBLE TO RECEIVE THE TENDER OFFER CONSIDERATION.

    Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact promptly such registered Holder. See "The Tender Offer--Procedures for Tendering Notes--Proper Tender of Notes" and the Letter of Transmittal.

    The Depositary and the Depository Trust Company ("DTC") have confirmed that the Tender Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary for its acceptance. The Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account at DTC in accordance with DTC's procedure for such transfer. Although tenders of Notes may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the Holder must comply with the guaranteed delivery procedures described herein. See "The Tender Offer--Procedures for Tendering Notes."

    THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, ARE AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND DELIVERING THE LETTER OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY ON OR PRIOR TO SUCH DATE.

    Tendering Holders will not be obligated to pay any fees to the Dealer Manager, the Information Agent or the Depositary.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER WOULD BE UNLAWFUL, AND THE TENDER OFFER IS NOT MADE TO, AND TENDERS WILL NOT BE ACCEPTED FROM, HOLDERS OF NOTES IN STATES IN WHICH THE TENDER OFFER OR ACCEPTANCE THEREOF WOULD CONSTITUTE A VIOLATION OF THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. IN ACCORDANCE WITH VARIOUS STATE SECURITIES LAWS APPLICABLE TO THE TENDER OFFER WHICH REQUIRE THE TENDER OFFER TO BE MADE TO THE PUBLIC BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS HEREBY MADE TO THE HOLDERS OF NOTES RESIDING IN EACH SUCH STATE BY THE DEALER MANAGER ON BEHALF OF THE COMPANY.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other documents and information with the Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Tender Offer Statement") under the Exchange Act, which includes certain of the information contained in this Offer to Purchase and certain other information relating to the Tender Offer. Such reports, proxy statements and other documents and information, including the Tender Offer Statement, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Web Site located at http://www.sec.gov. The public may obtain information on the operation of the public reference facilities of the Commission by calling the Commission at 1-800-SEC-0330. The Common Stock is listed on NASDAQ. Such reports, proxy statements and other documents and information concerning the Company are also available for inspection at the offices of the Nasdaq Stock Market Report Section at 1735 K Street, N.W., Washington, D.C. 20006. Copies of the Indenture (as defined) pursuant to which the Notes were issued are also available from the Company upon request. Requests for such copies should be directed to the Company, 64 A Street, Needham, Massachusetts 02194, attention: Domenic Micale, Director of Finance, telephone number (781) 433-0033, ext. 247.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company have been filed with the Commission and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and (iii) the Company's Current Report on Form 8-K filed with the Commission on May 19, 1998. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Date shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

    The Company will provide without charge to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to the Company, 64 A Street, Needham, Massachusetts 02194, attention: Domenic Micale, Director of Finance, telephone number (781) 433-0033, ext. 247.

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained in, or incorporated by reference into, this Offer to Purchase may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of certain factors, including but not limited to those described in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 under the headings "Forward-Looking Statements and Associated Risks" and "Risk Factors", and those described in the Company's Form 10-Q for the quarterly period ended June 30, 1998 under the heading "Forward-Looking Statements and Associated Risks" which are incorporated herein by reference.

                                  THE COMPANY

    UroMed Corporation, founded in October 1990, is dedicated to establishing itself as a leader in the development of male and female healthcare products. The Company has developed or acquired technology in three core areas: prostate cancer, urinary incontinence, and breast cancer. The Company's direct hospital-based business lines include its CaverMap-TM- Surgical Aid, intended to aid physicians in preserving vital nerves during prostate cancer surgery, Iodine125 prostate cancer brachytherapy seeds, which are not yet FDA-cleared, and its brachytherapy seed delivery needles, and its BEACON Technology System-TM- and Access-TM- Instrument/AlloSling-TM- product lines, minimally invasive incontinence surgical lines. The Company's office-based continuum of continence care product lines include the Reliance-Registered Trademark- Insert, the INTROL-Registered Trademark- BladderNeck Support Prosthesis, and the Impress-TM- Softpatch. In breast cancer screening, the Company is developing its investigational BreastExam-TM-, BreastCheck-TM- and BreastView-TM- electronic palpation technology in order to aid physicians and patients in the important mission of finding suspicious breast lumps earlier. The Company also continues to dedicate resources to the development and/or acquisition of product lines that fit into UroMed Corporation's strategic platform.

                   BACKGROUND AND PURPOSE OF THE TENDER OFFER

BACKGROUND

    On October 15, 1996, the Company issued $69.0 million aggregate principal amount of the Notes in a private placement pursuant to Rule 144A, Regulation D and Regulation S under the Securities Act. The Company realized net proceeds of approximately $66.2 million from the original issue and sale of the Notes. As described in the offering materials circulated by the Company in connection with such offering, the Company intended to use the majority of such proceeds for the market launch of the Company's Reliance Insert product and for scale-up marketing and manufacturing activities for the Company's Impress Softpatch product. Sales of the Reliance Insert during the period since market launch have been minimal and the Company does not expect a more significant financial contribution from this product for the foreseeable future.

    In the first quarter of 1998, the Company commenced a restructuring of its operations in an effort to reduce operating costs while allowing the Company to create a business model with a significantly lower break-even level. An important part of this restructuring was an effort to increase the Company's emphasis on developing its hospital-based products business, and to decrease the Company's investment in the consumer-oriented continence care business. As a result, the Company has elected to defer the incurrence of product launch costs for the Impress Softpatch, and is actively seeking a partnership, other collaborative relationship or other arrangement with a larger, more established company with respect to the Impress Softpatch.

    The Company believes that its current capital structure is inappropriate in light of the Company's results of operations, the Company's restructuring, the Company's decision not to apply the proceeds from the original sale of Notes as expected, the amount of cash and cash equivalents currently held by the Company and the continuing operational risk profile of the Company arising from the developmental stage of many of its current products. In the last several months the Company has taken several steps to begin to restructure its capitalization.

    On August 19, 1998 and on August 28, 1998, the Company repurchased $5.3 million and $3.0 million, respectively, in principal amounts of Notes. These repurchases occurred in unsolicited open market transactions with persons who were not affiliates of the Company for purchase prices of $2.2 million and $1.2 million, respectively. The August 19, 1998 repurchase of $5.3 million principal amount of Notes was made at a purchase price of $390 per $1,000 principal amount of Notes, plus accrued and unpaid interest from April 15, 1998, and the August 28, 1998 repurchase of $3.0 million principal amount of Notes was made at a purchase price of $380 per $1,000 principal amount of Notes, plus accrued and unpaid interest from April 15, 1998. As a result of such purchases, $60.7 million of the original $69.0 million aggregate principal amount of Notes remains outstanding as of the date hereof.

    Between July 2, 1998 and September 15, 1998, the Company also repurchased approximately 187,000 shares of Common Stock on the open market pursuant to a program adopted by the Board of Directors of the Company in June, 1998 (the "Repurchase Plan"). Pursuant to the Repurchase Plan, the Company is authorized to repurchase up to 1.0 million shares of Common Stock. The aggregate consideration paid by the Company for the shares repurchased to date is approximately $511,000. The Company expects that as buying opportunities arise from time to time, the Company will purchase additional shares pursuant to the Repurchase Plan.

PURPOSE

    The purpose of the Tender Offer is to enable the Company to reduce the amount of debt that becomes due on October 15, 2003 from the $60.7 million currently outstanding to approximately $20.7 million and to provide the Company greater flexibility in managing its operations and financing its business. The Company believes that the consummation of the Tender Offer on these terms will provide significant benefits to the Company. Completion of the Tender Offer will result in a significant alteration of the capital structure of the Company that better reflects the Company's current business model and stage of development. In addition, the Tender Offer will assist the Company by reducing interest expense and the Company believes that the reduction of its outstanding indebtedness by $40.0 million may increase its strategic and financial options.

    The Tender Offer also gives Holders who are considering the sale of all or some of their Notes the opportunity to sell their Notes for a higher price than may have been available in the open market immediately prior to the announcement of the Tender Offer and without the usual transaction costs associated with market sales. There may be adverse consequences to holder of Notes who do not tender them in the Tender Offer. See "Certain Considerations Relating to the Tender Offer."

    Under the terms of the Tender Offer, Notes acquired by the Company will be purchased by the Company at a substantial discount to their stated principal amount. Accordingly, if the Company acquires all of the Notes for which the Tender Offer is being made, the Company will recognize an extraordinary gain after giving effect to unamortized debt issuance costs and transaction costs of approximately $19.9 million. Such extraordinary gain represents the excess of the stated principal amount of the Notes over their respective purchase prices. As of June 30, 1998, the Company had, for income tax purposes, an accumulated net operating loss carryforward of approximately $74.7 million. Accordingly, the Company does not expect to incur any current tax liability with respect to such gain. Transaction costs with respect to the Tender Offer are expected to be approximately $1.0 million, and the Company expects to use cash on hand or cash generated by the sale of short-term investments or other cash-equivalents to purchase the Notes in the Tender Offer and to pay such expenses. Any Notes purchased pursuant to the Tender Offer will be retired by the Company.

                          SUMMARY OF THE TENDER OFFER

SECURITIES SOUGHT.................  6% Convertible Subordinated Notes due October 15, 2003.

CUSIP NUMBERS.....................  917274AC6 (denotes Notes that have been sold pursuant to a registration statement under the Securities Act),
                                    917274AA0 (denotes Notes originally issued pursuant to
                                    Rule 144A), and U9153EAA0 (denotes Notes originally
                                    issued pursuant to Regulation S).

AGGREGATE PRINCIPAL AMOUNT
  OUTSTANDING.....................  $60.7 million outstanding at September 23, 1998.

EXPIRATION DATE...................  The Tender Offer will expire at 5:00 p.m., New York City time, on Wednesday, October 21, 1998 (unless extended by
                                    the Company in its sole discretion or earlier
                                    terminated).

TENDER OFFER CONSIDERATION........  The Company is offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and
                                    the accompanying Letter of Transmittal, to purchase up
                                    to $40.0 million aggregate principal amount of
                                    outstanding Notes (the "Maximum Tender Amount") for a
                                    cash purchase price of $450 per $1,000 principal amount,
                                    plus accrued and unpaid interest from October 15, 1998
                                    up to, but not including, the date of payment. The Notes
                                    were issued pursuant to the terms of an Indenture dated
                                    October 15, 1996, between State Street Bank and Trust
                                    Company, as trustee (the "Trustee"), and the Company
                                    (the "Indenture"), in an original aggregate principal
                                    amount of $69.0 million.

ACCEPTANCE OF NOTES FOR PURCHASE;
  PAYMENT FOR NOTES; PRO RATA
  ACCEPTANCE......................
                                    Promptly after the Expiration Date, the Company will,
                                    subject to the satisfaction or waiver of all relevant
                                    conditions, accept for purchase, and pay for, Notes
                                    validly tendered and not withdrawn under the Tender
                                    Offer on or prior to the Expiration Date; provided,
                                    however, that if more than the Maximum Tender Amount of
                                    Notes has been tendered, the Company will purchase the
                                    Maximum Tender Amount on a Pro Rata Acceptance basis.

WITHDRAWAL OF TENDERS; ABSENCE OF
  APPRAISAL RIGHTS................  Tenders of Notes may be withdrawn on or prior to the
                                    Expiration Date. In order to be effective, withdrawals
                                    of Notes must comply with the respective procedures
                                    therefor described under "The Tender Offer--Withdrawal
                                    of Tenders; Absence of Appraisal Rights." Tenders of any
                                    Notes may also be withdrawn if the Tender Offer is
                                    terminated without any such Notes being purchased
                                    thereunder or as otherwise provided herein. In the event
                                    of any termination of the Tender Offer, the Notes
                                    tendered pursuant to the Tender Offer will be returned
                                    promptly to the tendering Holder. There are no appraisal
                                    or other similar

                                    statutory rights available to Holders in connection with
                                    the Tender Offer.

CONDITIONS........................  The Tender Offer is being made in connection with, and the Company's obligation to accept for purchase, and to
                                    pay for, Notes validly tendered pursuant to the Tender
                                    Offer is conditioned upon satisfaction of the General
                                    Conditions.

AMENDMENT; WAIVER.................  If the Company makes a material change in the terms of the Tender Offer or in the information concerning the
                                    Tender Offer or if the Company waives a material
                                    condition of the Tender Offer, the Company may
                                    disseminate additional Tender Offer materials and will
                                    extend the Tender Offer, in each case to the extent
                                    required by law. Any amendment to the Tender Offer or
                                    extension of the Expiration Date may be disseminated by
                                    press release in addition to any other means the Company
                                    deems appropriate. Any amendment applicable to the
                                    Tender Offer will apply to all Notes tendered pursuant
                                    to the Tender Offer.

HOW TO TENDER.....................  In order to validly tender Notes in the Tender Offer, a
                                    Holder should, on or prior to the Expiration Date,
                                    deliver to the Depositary at the address set forth on
                                    the back cover of this Offer to Purchase a properly
                                    completed and duly executed Letter of Transmittal (or
                                    manually signed facsimile thereof) or an Agent's
                                    Message, and any other documents required by the
                                    instructions in the Letter of Transmittal, together with
                                    such Notes or such Notes must be transferred pursuant to
                                    the procedures for book-entry transfer described therein
                                    and a confirmation of such book-entry transfer,
                                    including an Agent's Message, must be received by the
                                    Depositary, in either case on or prior to the Expiration
                                    Date.

GUARANTEED DELIVERY...............  A Holder who desires to tender Notes and who cannot comply with the procedures set forth herein on a timely
                                    basis or whose Notes are not immediately available may
                                    tender such Notes by following the procedures for
                                    guaranteed delivery set forth herein. See "The Tender
                                    Offer--Procedures for Tendering Notes--Guaranteed
                                    Delivery" and the Letter of Transmittal.

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..........................  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company
                                    or other nominee and who wishes to tender Notes should
                                    contact promptly such registered Holder. See "The Tender
                                    Offer-- Procedures for Tendering Notes--Proper Tender of
                                    Notes" and the Letter of Transmittal.

CERTAIN CONSEQUENCES OF NOT
  TENDERING.......................  The trading market for Notes not tendered in response to the Tender Offer is likely to be more limited, due to
                                    the reduction in the amount of Notes outstanding. In
                                    addition, the Company may not have sufficient cash
                                    available upon the maturity of the Notes to repay the
                                    principal and accrued interest of the Notes outstanding
                                    on such date. See "Certain Considerations Relating

                                    to the Tender Offer--Diminished Market and Trading of
                                    the Notes" and "Market and Trading Information."

BROKERAGE COMMISSION..............  No brokerage commissions are payable by Holders to the
                                    Dealer Manager, the Trustee, the Information Agent, the
                                    Company or the Depositary.

DEALER MANAGER....................  The Company has retained PaineWebber Incorporated to act as the Dealer Manager in connection with the Tender
                                    Offer. In its capacity as the Dealer Manager,
                                    PaineWebber Incorporated may contact Holders regarding
                                    the Tender Offer and may request brokers, dealers and
                                    other nominees to forward this Offer to Purchase and
                                    related materials to beneficial owners of Notes.

DEPOSITARY........................  The Depositary for the Tender Offer is State Street Bank
                                    and Trust Company.

INFORMATION AGENT.................  The Information Agent for the Tender Offer is
                                    Kissel-Blake Inc.

              CERTAIN CONSIDERATIONS RELATING TO THE TENDER OFFER

    In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference herein, the information appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 under the headings "Forward-Looking Statements and Associated Risks" and "Risk Factors," which is incorporated herein by reference. Each such Holder should also consider the following factors when making a decision about whether or not to tender Notes in the Tender Offer:

    DIMINISHED MARKET AND TRADING OF THE NOTES. The Notes are currently traded on an over-the-counter basis between dealers. Although the Company expects Notes that are not tendered may continue to be available for trading in this manner, to the extent that Notes are tendered and accepted for payment in the Tender Offer, the trading market for Notes that remain outstanding will be more limited, which may adversely affect the liquidity of the Notes. If Notes in an aggregate principal amount equal to the Maximum Tender Amount are purchased in the Tender Offer, $20.7 million aggregate principal amount of Notes will remain outstanding. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Notes that are not tendered or not purchased in the Tender Offer may be adversely affected to the extent that the amount of the Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also have the effect of causing the trading prices of the Notes that are not tendered or purchased to be more volatile. As a result, there can be no assurance that there will be any active trading market for the Notes after consummation of the Tender Offer.

    The Company is also in the process of appealing a delisting notice delivered by NASDAQ with respect to the Common Stock. If the Company is unsuccessful in its appeal of this notice, trading of the Common Stock may move to the Nasdaq SmallCap Market or to Nasdaq's Over the Counter Bulletin Board. See "Market and Trading Information."

    HISTORY OF LOSSES; REPAYMENT OF NOTES UNCERTAIN. The Tender Offer is limited to $40.0 million aggregate principal amount of Notes, after which there will be no less than $20.7 million of Notes remaining outstanding. The Company has experienced significant operating losses in each period since inception and, as of June 30, 1998, had an accumulated deficit of $117.6 million. Accordingly, there can be no assurance that the Company will achieve profitability at any level sufficient to assure repayment of Notes that remain outstanding following the Tender Offer. In addition, the Indenture imposes no significant restrictions on the Company's ability to spend its available cash or other resources, including long-term investments in product lines or other businesses that may not produce returns on the Company's investment over the near term. The Indenture also imposes no restrictions on the Company's ability to incur Senior Debt to which the Notes will be subordinate. The incurrence by the Company of any such Senior Debt may have the result of making repayment of the Notes upon maturity less probable. Accordingly, there can be no assurance that the Company will have sufficient cash on hand or available from the liquidation of other assets, or that other sources of funding will be available, to pay interest on the Notes prior to maturity, or principal and accrued interest on the Notes at maturity.

    CHANGE OF CONTROL. The Company could in the future enter into a transaction which would constitute a "Change of Control" under the Indenture, although the Company has no present intention to enter into any such transaction. In the event of a Change of Control, holders of Notes would be entitled to require the Company to repurchase Notes at a repurchase price of 100% of the principal amount thereof, plus accrued interest to the repurchase date.

    CERTAIN BANKRUPTCY CONSIDERATIONS. Any payments made to Holders in consideration for their Notes may be subject to challenge as a preference if such payments: (a) are made within 90 days of a bankruptcy filing by the Company (or within one year in the case of Holders who are determined to be insiders of the Company); (b) are made when the Company is insolvent; and (c) permit the Holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by the Company as a debtor in possession or by the Company's trustee in bankruptcy, and the Holder would be entitled to assert claims in respect of the Notes against the Company in its reorganization or bankruptcy case. The Company does not believe that it is currently insolvent, will be insolvent after giving effect to the consummation of the Tender Offer or will be insolvent within one year, although for purposes of the preference laws described above, the Company would be presumed insolvent for the 90 days preceding a bankruptcy or reorganization case.

    PRO RATA ACCEPTANCE. The Company will purchase Notes in the Tender Offer up to an aggregate principal amount equal to the Maximum Tender Amount. To the extent that the aggregate principal amount of the Notes tendered exceeds the Maximum Tender Amount, the Company will purchase the tendered Notes on a Pro Rata Acceptance basis. There can be no assurance that all Notes tendered by a Holder will be purchased by the Company pursuant to the Tender Offer.

                                   THE NOTES

    The following summary of certain terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture.

THE NOTES.........................  $60.7 million outstanding aggregate principal amount of
                                    6% Convertible Subordinated Notes due October 15, 2003.

INTEREST PAYMENT DATES............  April 15 and October 15.

CONVERTIBILITY....................  The Notes are convertible into shares of Common Stock at any time prior to the close of business on the maturity
                                    date, unless previously redeemed or repurchased, at the
                                    conversion rate set forth below.

CONVERSION RATE...................  A conversion rate of 15.05882 shares of Common Stock per
                                    $1,000 principal amount of Notes (equivalent to a
                                    conversion price of approximately $66.41 per share),
                                    subject to adjustment in certain events affecting the
                                    Common Stock. In the event the Company distributes
                                    certain securities to holders of its Common Stock, the
                                    Company may elect, in lieu of adjusting the conversion
                                    rate, to arrange for holders of Notes to receive a
                                    portion of such securities, in addition to Common Stock,
                                    on conversion of their Notes.

OPTIONAL REDEMPTION...............  The Notes may be redeemed at the option of the Company at any time on or after October 15, 1999, in whole or in
                                    part, at the redemption prices set forth in the
                                    Indenture.

REPURCHASE AT OPTION OF HOLDERS
  UPON CHANGE IN CONTROL..........  In the event of a Change in Control (as defined in the
                                    Indenture), each Holder of Notes may require the Company
                                    to repurchase its Notes, in whole or in part, at a
                                    repurchase price of 100% of the principal amount
                                    thereof, plus accrued interest to the repurchase date.
                                    The repurchase price is payable in cash or, at the
                                    option of the Company but subject to the satisfaction of
                                    certain conditions on its part, in Common Stock (valued
                                    at 95% of the average closing bid prices of the Common
                                    Stock for the five trading days immediately preceding
                                    and including the third trading day prior to the
                                    repurchase date).

SUBORDINATION.....................  The Notes are subordinated in right of payment to all existing and future Senior Debt (as defined in the
                                    Indenture) of the Company. There is no Senior Debt
                                    outstanding as of the date hereof. In addition, the
                                    Notes are effectively subordinated to all indebtedness
                                    and other liabilities that may be incurred by any
                                    subsidiary of the Company. The Company has no
                                    subsidiaries as of the date hereof. The Indenture does
                                    not restrict the incurrence of any indebtedness,
                                    including Senior Debt, by the Company or any subsidiary
                                    thereof.

GOVERNING LAW.....................  New York.

INDENTURE.........................  Dated as of October 15, 1996, between the Company and
                                    State Street Bank and Trust Company, as Trustee.

                         MARKET AND TRADING INFORMATION

    The Notes are currently traded on an over-the-counter basis between dealers. Although there is no reporting system for the Notes, the Company believes that trading in the Notes has been limited and sporadic. Because there is no reporting system for trading involving the Notes, the Company is unable to determine the trading history of the Notes. Although the Company expects the Notes may continue to be traded in the same manner after the consummation of the Tender Offer, to the extent that the Notes are traded the prices of Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. The Company believes that the trading market for the Notes that remain outstanding after the Tender Offer will be more limited. See "Certain Considerations Relating to the Tender Offer-- Diminished Market and Trading of the Notes."

    On August 19, 1998 and on August 28, 1998, the Company repurchased $5.3 million and $3.0 million, respectively, in principal amounts of Notes. These repurchases occurred in unsolicited open market transactions with persons who were not affiliates of the Company for purchase prices of $2.2 million and $1.2 million, respectively. The August 19, 1998 repurchase of $5.3 million principal amount of Notes was made at a purchase price of $390 per $1,000 principal amount of Notes, plus accrued and unpaid interest from April 15, 1998, and the August 28, 1998 repurchase of $3.0 million principal amount of Notes was made at a purchase price of $380 per $1,000 principal amount of Notes, plus accrued and unpaid interest from April 15, 1998.

    The Common Stock is currently traded on NASDAQ. On September 21, 1998, the last reported sale price of the Common Stock on NASDAQ was $1.31 per share.

    In June 1998, NASDAQ notified the Company that given its current net worth, the Company was not in compliance with the requirements for the continued listing of its Common Stock on NASDAQ and requested that the Company provide additional information to enable NASDAQ to evaluate the Company's financial condition. The Company filed a formal response with NASDAQ and remains involved in an appeal of a delisting notice. As of the date of this Offer to Purchase, it is unclear whether the Common Stock will remain on NASDAQ, move to the Nasdaq SmallCap Market, or move to Nasdaq's Over the Counter Bulletin Board.

    The following table sets forth certain information relating to the trading history of the Common Stock on NASDAQ during the period from October 15, 1996 (the original issue date of the Notes) through September 21, 1998.

                                                                                 CLOSING SALE PRICE(1)
                                                                                ------------------------
                                                                                    LOW         HIGH
                                                                                   -----     -----------
YEAR ENDED DECEMBER 31, 1996:
  Fourth Quarter (Beginning October 16).......................................   $      45    $      571/2
YEAR ENDED DECEMBER 31, 1997:
  First Quarter...............................................................          317/8         483/4
  Second Quarter..............................................................          117/8         393/8
  Third Quarter...............................................................          143/8         343/8
  Fourth Quarter..............................................................          171/2         421/2
YEAR ENDED DECEMBER 31, 1998:
  First Quarter...............................................................           81/8         205/8
  Second Quarter..............................................................           41 /16         121/32
  Third Quarter (through September 21)........................................           11/8          55/16

------------------------

(1) Reflects a one-for-five reverse stock split of the outstanding Common Stock effected on May 19, 1998.

    Between July 2, 1998 and September 15, 1998, the Company repurchased approximately 187,000 shares of Common Stock on the open market pursuant to a program adopted by the Board of Directors of the Company in June, 1998. Pursuant to the Repurchase Plan, the Company is authorized to repurchase up to 1.0 million shares of Common Stock. The aggregate consideration paid by the Company for the shares repurchased to date is approximately $511,000. The Company expects that as buying opportunities arise from time to time, the Company will purchase additional shares pursuant to the Repurchase Plan.

    The Company and its affiliates, including its executive officers and directors, will be prohibited under applicable Federal securities laws from repurchasing additional Notes outside of the Tender Offer until at least the tenth business day after the Expiration Date. Following such time, the Company may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Tender Offer. The decision to repurchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Tender Offer, the Company's business and financial position and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to Holders than the terms of the Tender Offer.

                   UNAUDITED SUMMARY HISTORICAL AND PRO FORMA
             STATEMENT OF OPERATIONS AND BALANCE SHEET INFORMATION

    The historical statement of operations and balance sheet information for the fiscal years ended December 31, 1996 and December 31, 1997 and at such dates is derived from the audited financial statements of the Company for such periods or at such dates. Such data at or for the six months ended June 30, 1997 and June 30, 1998 are derived from unaudited financial statements. In management's opinion, the Company's unaudited financial statements at or for the six months ended June 30, 1997 and June 30, 1998 include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position for the respective periods. The results of operations for the six months ended June 30, 1997 and June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1998 or any other interim period.

    The unaudited pro forma balance sheet information at December 31, 1997 and June 30, 1998 is presented on (i) an actual basis, and (ii) as if the Company had completed each of the following transactions (collectively the "Transactions") on December 31, 1997 and June 30, 1998 respectively: the Tender Offer, assuming the Maximum Tender Amount of Notes were repurchased; repurchases in August, 1998 of $8.3 million aggregate principal amount of Notes; and the repurchases of 187,000 shares of Common Stock during the period between July 2, 1998 and September 15, 1998, for an aggregate consideration of approximately $0.5 million.

    The unaudited pro forma statement of operations information for the fiscal year ended December 31, 1997 and six months ended June 30, 1998 are presented
(i) on an actual basis, and (ii) as if the Company had completed the Transactions on January 1, 1997.

    The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. In the opinion of management, all adjustments necessary to fairly present the pro forma information have been made. The unaudited pro forma financial statement information is provided for informational purposes only and does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified. The Company cannot predict whether the consummation of the Tender Offer will conform to the assumptions used in preparation of the unaudited pro forma statement of operations and balance sheet information.

                               UROMED CORPORATION

                   UNAUDITED SUMMARY HISTORICAL AND PRO FORMA

             STATEMENT OF OPERATIONS AND BALANCE SHEET INFORMATION

                                       TWELVE MONTHS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                     -------------------------------------  -------------------------------------
                                        1996        1997         1997         1997        1998          1998

STATEMENT OF OPERATIONS DATA                                   PRO FORMA                              PRO FORMA
-----------------------------------  -----------  ---------  -------------  ---------  -----------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........................   $   2,622   $     503    $     503    $     415   $     181     $     181
                                     -----------  ---------  -------------  ---------  -----------  -------------
Cost of revenues...................       5,110       4,722        4,722        1,936       2,002         2,002
Research and development...........      37,597      11,692       11,692        5,728       3,376         3,376
Marketing and sales................       7,276      13,233       13,233        8,003       2,916         2,916
General and administrative.........       2,816       5,514        5,514        2,557       1,909         1,909
Restructuring......................      --          --           --           --           1,024         1,024
                                     -----------  ---------  -------------  ---------  -----------  -------------
  Total costs and expenses.........      52,799      35,161       35,161       18,224      11,227        11,227
                                     -----------  ---------  -------------  ---------  -----------  -------------
Loss from operations...............     (50,177)    (34,658)     (34,658)     (17,809)    (11,046)      (11,046)
Interest income....................       3,462       4,558        3,476(a)     2,471       1,664         1,125(a)
Interest expense...................        (945)     (4,533)      (1,353)(b)    (2,268)     (2,268)        (678)(b)
                                     -----------  ---------  -------------  ---------  -----------  -------------
Loss before extraordinary gain.....     (47,660)    (34,633)     (32,535)     (17,606)    (11,650)      (10,599)
Extraordinary gain on early
  retirement of debt (c)...........      --          --           24,234       --          --            --
                                     -----------  ---------  -------------  ---------  -----------  -------------
Net loss...........................    $(47,660)  $ (34,633)     $(8,301  )  $(17,606)   $(11,650 )    $(10,599  )
                                     -----------  ---------  -------------  ---------  -----------  -------------
                                     -----------  ---------  -------------  ---------  -----------  -------------
Basic and diluted net loss per
  share (d)........................  $    (9.33 ) $   (6.52) $     (1.62  ) $   (3.32) $    (2.17 ) $     (2.05  )
                                     -----------  ---------  -------------  ---------  -----------  -------------
Weighted average common shares
  outstanding (d)..................       5,109       5,316        5,129        5,303       5,360         5,173
                                     -----------  ---------  -------------  ---------  -----------  -------------
Ratio of earnings to fixed charges
  (e)..............................      --          --          --            --          --           --

                                                DECEMBER 31,                           JUNE 30,
                                     -----------------------------------  -----------------------------------
                                       1996       1997         1997         1997       1998         1998

BALANCE SHEET DATA                                           PRO FORMA                            PRO FORMA
-----------------------------------  ---------  ---------  -------------  ---------  ---------  -------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash, cash equivalents and
  short-term investments...........  $ 101,638  $  65,025    $  41,691(f) $  81,779  $  53,259    $  29,925(f)
Total assets.......................    110,488     76,593       51,656(f (g)    93,354    64,443      39,645(f)(g)
Total current liabilities..........      5,536      5,808        5,204(h)     5,833      5,317        4,713(h)
Convertible subordinated notes.....     69,000     69,000       20,669(i)    69,000     69,000       20,669(i)
Accumulated deficit................    (71,294)  (105,927)     (81,418)(j)   (88,900)  (117,581)     (92,932)(j)
Total stockholders' equity /
  (deficit)........................     35,952      1,785       25,783(j (k)    18,521    (9,874)      14,263(j)(k)
Book value per common share (d)....       6.80       0.33         5.00         3.48      (1.85)        2.77

        See Notes to Unaudited Summary Pro Forma Statement of Operations
                    and Pro Forma Balance Sheet Information.

          NOTES TO UNAUDITED SUMMARY PRO FORMA STATEMENT OF OPERATIONS

                    AND PRO FORMA BALANCE SHEET INFORMATION

(a) Interest income reflects the impact of the net decrease in investable cash, cash equivalents and short-term investments on interest income earned as a result of the Transactions, as if such Transactions had occurred on January 1, 1997. For the twelve months ended December 31, 1997, cash, cash equivalents and short-term investments decreased by a total of $20.4 million at an average annual return of 5.30%. This net decrease resulted from the use of $22.8 million to purchase $48.3 million in aggregate principal amount of Notes, which includes accrued interest and transaction costs, and $0.5 million for purchases of Common Stock, all partially offset by less interest expense paid on the Notes of $2.9 million as a result of the repurchase of Notes.

   Interest income for the six months ended June 30, 1998 reflects, in addition to a net decrease in cash, cash equivalents and short-term investments of $20.4 million through December 31, 1997, an increase in cash and cash equivalents of $1.4 million due to less interest on the Notes. The total impact of net cash on investment income earned, at a rate of 5.50% per annum, is a reduction of $0.5 million for such period.

(b) Interest expense reflects the impact of the decrease in interest expense on the Notes due to the repurchase of $48.3 million aggregate principal amount of Notes, in the amounts of $2.9 million and $1.4 million for the twelve months ended December 31, 1997 and June 30, 1998, respectively. Also reflects a reduction in amortization expense for the write-off of unamortized financing fees relating to the repurchased Notes of $0.3 million and $0.1 million for the twelve months ended December 31, 1997 and the six months ended June 30, 1998, respectively.

(c) Statement of operations data for the twelve months ended December 31, 1997 reflects an extraordinary gain of $24.2 million from the repurchase of $48.3 million aggregate principal amount of Notes for $21.2 million cash, the incurrence of $1.0 million in transaction costs and a charge for the write off of unamortized financing fees of $1.9 million relating to the repurchased Notes.

(d) All share amounts reflect retroactively a one-for-five reverse stock split of the outstanding Common Stock effected on May 19, 1998. The pro forma share amounts reflect the impact of purchases of Common Stock pursuant to the Repurchase Plan.

(e) As a result of the losses incurred by the Company since inception, earnings have been insufficient to cover fixed charges. The following table sets forth the dollar amount by which earnings did not cover fixed charges for the periods indicated in the Unaudited Pro Forma Statement of Operations Data (amounts in thousands):

           TWELVE MONTHS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
           ---------------------------------  ---------------------------------
             1996       1997        1997        1997       1998        1998
                                  PRO FORMA                          PRO FORMA
           ---------  ---------  -----------  ---------  ---------  -----------
           $  47,660  $  34,633   $  32,535   $  17,606  $  11,650   $  10,582

(f) Cash, cash equivalents and short-term investments reflects cash repurchases of Notes for an aggregate of $22.8 million, which includes accrued interest paid of $0.6 million and transaction costs of $1.0 million. Also reflects a reduction in cash of $0.5 million for purchases of Common Stock pursuant to the Repurchase Plan.

(g) Total assets reflect the cash reductions described in (f), in addition to $1.6 million of written off unamortized deferred financing fees relating to the repurchase of $48.3 million aggregate principal amount of Notes.

                    AND PRO FORMA BALANCE SHEET INFORMATION

(h) Reflects an adjustment for $0.6 million in accrued interest paid as part of the purchase price for the repurchase of $48.3 million aggregate principal amount of Notes.

(i) Reflects the repurchase of an aggregate of $48.3 million aggregate principal amount of Notes.

(j) Reflects an extraordinary gain of $24.5 million resulting from the repurchase of $48.3 million aggregate principal amount of Notes for $21.2 million in cash, the incurrence of $1.0 million in transaction costs and a charge for the write-off of unamortized financing fees of $1.6 million relating to the repurchased Notes.

(k) Reflects purchases of Common Stock of $0.5 million pursuant to the Repurchase Plan and extraordinary gain on retirement of debt of $24.5 million.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1998, and as adjusted to give effect to the Transactions as if each of the Transactions had occurred on June 30, 1998.

                                                                                               JUNE 30, 1998
                                                                                          ------------------------
                                                                                                           AS
                                                                                            ACTUAL      ADJUSTED
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Cash, cash equivalents and short-term investments.......................................  $    53,259   $  29,925

Convertible Subordinated Notes..........................................................       69,000      20,669
Stockholders' equity:
  Preferred Stock, $.01 par value; 500,000 shares authorized; no shares issued..........      --           --
  Common Stock, no par value; 10,000,000 shares authorized; 5,178,000 shares issued and
    outstanding.........................................................................      107,024     107,024
  Treasury stock........................................................................      --             (511)
  Additional paid-in capital............................................................          685         685
  Net unrealized loss on investments available-for-sale.................................           (3)         (3)
  Accumulated deficit...................................................................     (117,580)    (92,932)
                                                                                          -----------  -----------
    Total stockholders' equity / (deficit)..............................................       (9,874)     14,263(a)
                                                                                          -----------  -----------
Total capitalization....................................................................  $    59,126   $  34,932
                                                                                          -----------  -----------
                                                                                          -----------  -----------

------------------------

(a) Reflects an extraordinary gain of $24.5 million resulting from the repurchase of $48.3 million aggregate principal amount of Notes for $21.2 million in cash, the incurrence of $1.0 million in transaction costs and a charge for the write-off of unamortized financing fees of $1.6 million relating to the repurchased Notes.

                                THE TENDER OFFER

PRINCIPAL TERMS OF THE TENDER OFFER

    Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, the Company is offering to purchase up to $40.0 million aggregate principal amount of the Notes for a cash purchase price of $450 per $1,000 principal amount plus accrued and unpaid interest from October 15, 1998 up to, but not including, the date of payment.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

    The Tender Offer will expire on the Expiration Date. The Company expressly reserves the right to extend the Tender Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public disclosure prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by the Company.

    The Company expressly reserves the absolute right, in its sole discretion, to (i) waive any condition to the Tender Offer, (ii) amend any terms of the Tender Offer or (iii) modify the Tender Offer. Any waiver or amendment applicable to the Tender Offer will apply to all Notes tendered regardless of when or in what order such Notes were tendered. If the Company makes a material change in the terms of the Tender Offer or in the information concerning the Tender Offer or if it waives a material condition of the Tender Offer, the Company will disseminate additional Tender Offer materials and will extend the Tender Offer, in each case, to the extent required by law. See "--Withdrawal of Tenders; Absence of Appraisal Rights." If the Company amends the terms of the Tender Offer, such amendment will apply to all Notes tendered pursuant thereto regardless of when or in what order such Notes were tendered.

    The Company expressly reserves the right, in its sole discretion, to terminate the Tender Offer if any of the conditions applicable thereto set forth under "--Conditions of the Tender Offer" exist and has not been waived by the Company. Any such termination will be followed promptly by public announcement thereof. In the event the Company terminates the Tender Offer, it will give immediate notice thereof to the Depositary, and all Notes theretofore tendered pursuant to the Tender Offer will be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders; Absence of Appraisal Rights" and "-- Conditions of the Tender Offer."

    Any extension, waiver of a condition, delay, termination or amendment of the Tender Offer will be disseminated by such means that the Company deems appropriate, which may include dissemination by press release. Any such dissemination, if not in the form of a press release, will be followed as promptly as practicable by a press release or other public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner by which the Company may choose to make such announcement, the Company will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement.

ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES; MAXIMUM TENDER AMOUNT AND PRO RATA ACCEPTANCE

    Upon the terms and subject to the conditions of the Tender Offer, promptly after the Expiration Date, the Company will, subject to the satisfaction or waiver of all relevant conditions, accept for purchase, and pay for, Notes validly tendered and not withdrawn under the Tender Offer on or prior to the Expiration Date; provided, however, that if more than the Maximum Tender Amount of Notes has been tendered, the Company will purchase the Maximum Tender Amount on a Pro Rata Acceptance basis.

    The Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer), or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under "--Conditions of the Tender Offer" shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In all cases, payment for Notes purchased pursuant to the Tender Offer will be made only after timely receipt by the Depositary of
(i) such Notes, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes into the Depositary's account at DTC pursuant to the procedures set forth below in "Procedures for Tendering Notes," (ii) a properly completed and duly executed Letter of Transmittal (or an Agent's Message in lieu thereof) and (iii) all necessary signature guarantees and any other documents required by the Letter of Transmittal. See "--Procedures for Tendering Notes" for a description of the procedures for tendering Notes pursuant to the Tender Offer.

    For purposes of the Tender Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Notes when and if it gives oral, to be followed by written, notice to the Depositary of its acceptance of such Notes for payment pursuant to the Tender Offer. Payment for Notes purchased pursuant to the Tender Offer will be made by the Company on the Payment Date by depositing the Tender Offer Consideration therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving Tender Offer Consideration from the Company and transmitting Tender Offer Consideration to the tendering Holders.

    Tenders with respect to the Notes pursuant to the Tender Offer will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

    If, for any reason whatsoever, acceptance for purchase of or payment for validly tendered Notes pursuant to the Tender Offer is delayed or the Company is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then the Depositary may, nevertheless, on behalf of the Company, retain tendered Notes, without prejudice to the rights of the Company described under "-- Expiration Date; Extension; Termination; Amendments," "--Conditions of the Tender Offer" and "-- Withdrawal of Tenders; Absence of Appraisal Rights," but subject further to Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer.

    The Company does not expect to increase or decrease the consideration offered in the Tender Offer, but if the consideration offered in the Tender Offer is increased, all tendering Holders whose Notes are accepted for payment pursuant to the Tender Offer will be given the increased consideration regardless of when or in what order such Notes were tendered.

    Under no circumstances will any interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes. If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC, the account maintained at DTC designated by the participant therein who so delivered such Notes), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date or the termination of the Tender Offer.

    Tendering Holders whose Notes are purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the respective Letter of Transmittal has been completed, as described in the instructions thereto. The

Company will pay all other charges and expenses in connection with the Tender Offer. See "--Depositary" and "--Miscellaneous."

PROCEDURES FOR TENDERING NOTES

    PROPER TENDER OF NOTES. For Notes to be properly tendered pursuant to the Tender Offer, (i) such Notes, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase, or (ii) such Notes must be tendered pursuant to the procedure for book-entry transfer described below under the caption "Book-Entry Delivery" and a Book-Entry Confirmation, including an Agent's Message, must be received by the Depositary, in each case on or prior to the Expiration Date, or (iii) the tendering Holder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery." Holders whose Notes are registered in the name of a nominee are urged to contact such nominee promptly if they wish to accept the Tender Offer. LETTERS OF TRANSMITTAL SHOULD BE SENT ONLY TO THE DEPOSITARY, NOT THE COMPANY, THE TRUSTEE, THE INFORMATION AGENT OR THE DEALER MANAGER.

    Except as provided below under the captions "Book-Entry Delivery" and "Guaranteed Delivery," unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal), the Company may, at its option, reject such tender. If less than the entire principal amount of any Notes evidenced by a submitted certificate(s) is to be tendered, the tendering Holder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal. The entire principal amount represented by all Notes deposited with the Depositary will be deemed to have been tendered unless otherwise indicated.

    In all cases, notwithstanding any provision hereof, the payment for Notes tendered and accepted for payment pursuant to the Tender Offer will be made only after the timely receipt by the Depositary of (i) certificates for such Notes or a timely Book-Entry Confirmation, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, or an Agent's Message, and (iii) any required signature guarantees or other documents required by such Letter of Transmittal.

    METHOD OF DELIVERY. ALL LETTERS OF TRANSMITTAL, NOTICES OF GUARANTEED DELIVERY AND NOTES SHOULD BE DELIVERED ONLY BY COURIER, HAND DELIVERY OR TRANSMITTED BY MAIL. DELIVERIES SHOULD BE MADE ONLY TO THE DEPOSITARY, NOT TO THE COMPANY, THE TRUSTEE, THE INFORMATION AGENT OR THE DEALER MANAGER. THE METHOD OF DELIVERY OF CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED TO BE MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES OF NOTES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    SIGNATURE GUARANTEES. No signature guarantees are required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Notes tendered herewith and payment is to be made directly to such registered holder, or if Notes are tendered for the account of an institution that is a member of a Signature Guarantee Program recognized by the Depositary (i.e., the Securities Transfer Agent Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange Medallion Program (MSP)) (each such entity being hereinafter referred to an as "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 3 of the Letter of Transmittal. If a Note is registered in the name of a person other than the person signing a Letter of Transmittal, or if payment is to be made or Notes not purchased or tendered are to be issued, to a person other than the registered holder, then such Notes must be endorsed or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company, in either case, executed by the registered holder with the signature guarantees by an Eligible Institution.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account or accounts with respect to the Notes at DTC for purposes of the Tender Offer within two business days after the date of the commencement of the Tender Offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account at DTC in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, a confirmation of such tender and any other documents required by the Letter of Transmittal must, in any case, be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the Holder must comply with the guaranteed delivery procedures described below.

    The term "Agent's Message" means a message transmitted by DTC and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering the Notes, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to a guaranteed delivery, that such participant has received and agrees to be bound by the Applicable Notice of Guaranteed Delivery) and the Company may enforce such agreement against such participant.

    GUARANTEED DELIVERY. If a Holder desires to tender Notes pursuant to the Tender Offer and such Holder's certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or such Holder cannot complete the procedures for book-entry transfer on a timely basis, such Notes may nevertheless be tendered provided that all of the following conditions are satisfied:

    (a) The tender is made by or through an Eligible Institution;

    (b) On or prior to the Expiration Date, the Depositary receives from such Eligible Institution at one of the addresses for the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile). Such Notice of Guaranteed Delivery shall (i) be substantially in the form made available by the Company, (ii) set forth the name and address of the Holder, (iii) describe the Notes and the principal amount of the Notes tendered, (iv) state that the tender is being made thereby and (v) guarantee that, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, a duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message together with the certificates representing such Notes (or appropriate Book-Entry Confirmation) and any other documents required by the Letter of Transmittal and the instructions thereto will be deposited by the Eligible Institution with the Depositary; and

    (c) The certificates for the tendered Notes in proper form for transfer (or confirmation of book-entry transfer into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or confirmation of a book-entry transfer of such Notes into the Depositary's account with DTC as described above, including an Agent's Message in connection therewith, and all other documents required by the Letter of Transmittal and the instructions thereto, are received by the Depositary within three New York Stock Exchange trading days after the execution of such Notice of Guaranteed Delivery.

    In all cases, payment for Notes tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such Notes or confirmation of book-entry transfer into the Depositary's account at DTC a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or Agent's Message and any other documents required by the Letter of Transmittal.

    TENDER CONSTITUTES AN AGREEMENT. The proper tender of Notes pursuant to any of the procedures described above will constitute a binding agreement between the tendering Holders and the Company upon the terms and subject to the conditions of the Tender Offer, and a representation that (i) such Holder owns the Notes being tendered and is entitled to tender such Notes as contemplated by the Tender Offer, all within the meaning of Rule 14e-1 under the Exchange Act and (ii) the tender of such Notes complies with Rule 14e-4 under the Exchange Act.

    Further, by executing a Letter of Transmittal as set forth above or permitting an Agent's Message to be delivered, and subject to and effective upon acceptance for payment of and payment for the Notes tendered therewith, a tendering Holder irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes, including without limitation any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes. Each such Holder also appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder with respect to such Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver such Notes or transfer ownership of such Notes on the account books maintained by DTC, together, in each case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the books of the Company, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to or control over funds from the Company, except as agent for the Company, for the purchase price of any Notes tendered pursuant to the Tender Offer that are purchased by the Company), all in accordance with the terms of the Tender Offer.

    DETERMINATION OF VALIDITY; REJECTION OF NOTES; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the principal amount of Notes to be accepted, the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described herein and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tendered Notes determined by it not to be in proper form or the acceptance of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Tender Offer and any defect or irregularity in the tender of any particular Notes. The Company's interpretation of the terms and conditions of the Tender Offer (including without limitation the instructions in the Letter of Transmittal) shall be final and binding. No alternative, conditional or contingent tenders or deliveries will be accepted. Unless waived, any irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. None of the Company, the Trustee, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in such tenders of Notes or will incur any liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders (in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC, by crediting the account maintained at DTC from which such Notes were delivered), unless such Holders have otherwise provided in the Letter of Transmittal, as promptly as practicable following the Expiration Date.

    LOST OR MISSING CERTIFICATES. If a Holder desires to tender a Note pursuant to the Tender Offer, but the Note has been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee at the address listed below, about procedures for obtaining replacement certificates for such Notes, arranging for indemnification or any other matter that requires handling by such
Trustee:

                      State Street Bank and Trust Company
                            Corporate Trust Division
                            Two International Place
                          Boston, Massachusetts 02110
                               Attn: Robert Burns
                                 (617) 664-5290

CONDITIONS OF THE TENDER OFFER

    Notwithstanding any other provision of the Tender Offer, the Company shall not be required to accept for purchase, or to pay for, the Notes tendered pursuant to the Tender Offer, and may terminate, extend or amend the Tender Offer or delay or refrain (subject to Rule 14e-1(c) under the Exchange Act) acceptance for purchase or payment of Notes so tendered, if, as of the Expiration Date, any of the General Conditions have not been satisfied.

    The General Conditions shall be deemed to have been satisfied unless any of the following conditions shall occur on or prior to the acceptance for payment of the Notes tendered pursuant to the Tender Offer (each of (1) through (7), a "General Condition" and collectively, the "General Conditions"):

    (1) there shall have been threatened, instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative authority or tribunal, domestic or foreign, which challenges the making of the Tender Offer, the acquisition of Notes pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer;

    (2) a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Tender Offer;

    (3) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or that will, or is reasonably likely to, materially impair the contemplated benefits of the Tender Offer to the Company or otherwise results in the Tender Offer not being or reasonably likely not being in the best interests of the Company;

    (4)

        (i) any general suspension or limitation of trading in, or limitation on prices for, securities in the financial markets of the United States;

        (ii) the declaration of a banking moratorium, or any suspension of payments in respect of banks, by Federal or New York authorities; or

        (iii) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by the United States or any other substantial state, national, or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable in the Company's view for the Company to proceed with the Tender Offer;

    (5) any change in the general political, market, economic or financial conditions in the United States or abroad that in the Company's opinion has or may have a material adverse effect with respect to the Company's business, operations or prospects or the trading in the securities of the Company, or any significant decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial companies in the opinion of the Company;

    (6) the Company shall not have obtained any consents, approvals, waivers or amendments from third parties necessary to permit the consummation of the Tender Offer; or

    (7) any change shall have occurred (or any development shall have occurred involving any prospective change) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations, or prospects of the Company that, in the sole judgment of the Company, has or may have a material adverse effect on the Company or that would or might prohibit, prevent, restrict or delay consummation of the Tender Offer.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

BACKUP FEDERAL INCOME TAX WITHHOLDING

    For a discussion of federal income tax consequences relating to backup withholding, see "Certain Federal Income Tax Consequences--Backup Withholding."

WITHDRAWAL OF TENDERS; ABSENCE OF APPRAISAL RIGHTS

    Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date by delivery of written notice or revocation in accordance with the following procedures. Holders who wish to exercise their right of withdrawal with respect to the Tender Offer must give written notice of withdrawal delivered by mail or hand delivery which notice must be received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Notes to be withdrawn (the "Depositor"), the name in which the Notes are registered if different from that of the Depositor, and the principal amount of the Notes to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, the name of the registered holder and the certificate number or numbers relating to such Notes withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited with withdrawn Notes). The notice of withdrawal must be signed by the Holder or accompanied by an Agent's Message in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantee) or an Agent's Message, or be accompanied by documents of transfer satisfactory to the Company and the Trustee to register the transfer of such Notes into the name of the Holder withdrawing the tender.

    Withdrawals of tenders of Notes may not be rescinded, and any Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, properly withdrawn Notes may be retendered by following one of the procedures described in "--Procedures for Tendering Notes" at any time on or prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liabilities for failure to give any such notification. There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offer.

DEALER MANAGER

    PaineWebber Incorporated is acting as the Dealer Manager for the Company in connection with the Tender Offer. Any questions or requests for assistance may be directed to the Dealer Manager at the address or telephone number set forth on the back cover of this Offer to Purchase.

DEPOSITARY

    The Depositary for the Tender Offer is State Street Bank and Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Tender Offer should be directed to one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

INFORMATION AGENT

    Kissel-Blake Inc. is acting as the Information Agent for the Company in connection with the Tender Offer. Requests for copies of the Tender Offer materials should be directed to the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase.

MISCELLANEOUS

    Directors, officers and regular employees of the Company (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact Holders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

    The Company is not aware of any jurisdiction where the making of the Tender Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Tender Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Tender Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction.

                               FEES AND EXPENSES

    The Company will pay PaineWebber Incorporated reasonable and customary compensation for its services as the Dealer Manager, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager against certain liabilities in connection with its services as the Dealer Manager, including liabilities under the federal securities laws. The Dealer Manager has provided investment banking services to the Company in the past and expects to provide investment banking services to the Company in the future. The Dealer Manager has been and expects to be paid usual and customary fees for such services.

    The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Tender Offer, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

    Brokers, dealers (including the Dealer Manager), commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Notes pursuant to the Tender Offer.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary is a general description of certain United States federal income tax consequences applicable under current law to the sale of Notes pursuant to this Offer to Purchase. This summary describes the tax consequences to a Holder of Notes that is a "U.S. Holder" (which, for the purpose of this discussion, means a beneficial owner ("Owner") of a Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")). This discussion does not deal with special classes of Owners, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons subject to the alternative minimum tax, Owners that are not U.S. Holders, Owners holding Notes as part of a hedge, straddle or in connection with a synthetic security transaction. In addition, this discussion does not describe any tax consequences arising out of the laws of any state, local or foreign jurisdiction. This discussion assumes that the Notes are held as "capital assets" within the meaning of Code Section 1221. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF TENDERING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    SALES OF NOTES PURSUANT TO THE TENDER OFFER. Subject to the market discount and bond premium rules discussed below, a Holder who receives cash for Notes pursuant to the Tender Offer will recognize capital gain or loss equal to the difference between the amount of cash received (excluding any amount attributable to accrued interest) and the Holder's adjusted tax basis in the Notes sold. Generally, a Holder's adjusted tax basis in a Note will be the cost of the Note to such Holder. If applicable, a Holder's adjusted tax basis in a Note will be increased by any market discount previously included in income by such Holder pursuant to an election to include market discount in gross income as it accrues, and generally will be reduced by the accrual of amortizable bond premium which the Holder has previously elected to offset against interest payments on the Note. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain noncorporate taxpayers. Noncorporate taxpayers are generally subject to a maximum rate of 20% on capital gain realized on the disposition of an asset held for more than one year. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. To the extent that the amount paid for the Notes represents accrued interest, it will constitute ordinary income to the Holder unless previously included in income.

    A Holder who acquired a Note at a market discount (subject to a statutorily-defined DE MINIMIS exception) will generally be required to treat any gain on a sale of the Note pursuant to the Tender Offer as ordinary income rather than capital gain to the extent of accrued market discount, unless an election was made to include market discount in income as it accrued. Market discount generally equals the excess of the stated redemption price at maturity of a debt instrument over a holder's initial tax basis in the debt instrument.

    If a Note purchased at a premium is sold pursuant to the Tender Offer, a Holder who has elected to deduct bond premium may be able to claim as an ordinary deduction in the taxable year of disposition an amount equal to any remaining unamortized bond premium.

    BACKUP WITHHOLDING. A Holder whose Notes are tendered and accepted for payment may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the sale of such Notes unless such Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) accurately completes the Substitute Form W-9 included in the Letter of Transmittal. Holders that do not provide their correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount withheld under these rules will be creditable against the Holder's federal income tax liability and any excess or overpayment of federal income taxes pursuant to the imposition of backup withholding may be returned to the affected Holder, provided certain required information is reported to the IRS. See "Important Tax Information" in the Letter of Transmittal.

    INFORMATION REPORTING. The Company will provide information statements to tendering Holders and to the IRS reporting the cash payments, as required by law.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSIDER THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER'S SITUATION OR STATUS. THIS SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates for Notes and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                 (This page has been left blank intentionally.)

                                     [LOGO]

                                THE DEPOSITARY:

                      STATE STREET BANK AND TRUST COMPANY

       BY MAIL:           FACSIMILE TRANSMISSION:   BY OVERNIGHT COURIER OR BY
                                                               HAND:

    Corporate Trust           (617) 664-5290         Corporate Trust Division
       Division                (For Eligible          Two International Place
Two International Place     Institutions Only)      Boston, Massachusetts 02110
 Boston, Massachusetts     CONFIRM BY TELEPHONE         Attn: Robert Burns
         02110                (617) 664-5314
  Attn: Robert Burns

    Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery should be directed to the Information Agent at the address and telephone number set forth below.

                             THE INFORMATION AGENT:

                                     [LOGO]

                          110 Wall Street, 11th Floor
                            New York, New York 10005
                        (212) 344-6733 or (800) 554-7733

    Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth below. You may also contact your broker dealer, commercial bank or trust company or any other nominee for assistance concerning the Tender Offer.

                              THE DEALER MANAGER:

                            PAINEWEBBER INCORPORATED
                          1285 Avenue of the Americas
                            New York, New York 10019
                           Attention: Paul A. O'Hern
                                 (877) 219-1546